Exhibit 99.1

Adaptimmune Reports Second Quarter 2017 Financial Results

— A registered direct offering in April combined with a public offering in March raised net proceeds of $103.2 million; operations funded through to late 2019 —

— Enrolling 9 clinical studies with NY-ESO as well as our wholly-owned assets (MAGE-A4, MAGE-A10, and AFP) across 12 different tumor indications —

— On track for initial data from our wholly-owned assets in 2017 and 2018 —

— NY-ESO data presented at the Annual American Society of Clinical Oncology Meeting (ASCO) continue to indicate a favorable risk benefit profile in synovial sarcoma —

PHILADELPHIA, Pa. and OXFORD, UK., August 3, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today reported financial results and business updates for the quarter ended June 30, 2017.

“This was a very exciting quarter for Adaptimmune,” commented James Noble, Adaptimmune’s Chief Executive Officer. “We made significant progress clinically by initiating our first trials with two proprietary programs, MAGE-A4 and AFP, and also initiated our first combination study with NY-ESO. We presented data in an oral presentation at ASCO, showing responses in all four cohorts in our NY-ESO synovial sarcoma study. And, importantly, we also extended our cash runway to late 2019, well past the expected data points on all three of our proprietary programs. We are now focused on delivering clinical data across multiple tumor types as we move through the second half of this year and into 2018. We are also very encouraged by FDA’s Oncology Drug Advisory Committee’s recent unanimous endorsement of Novartis’s anti-CD19 CAR-T therapy, with which we share common manufacturing process elements, as this is a positive review of the first gene therapy cell product in the US.”

Recent Corporate Highlights:

•                  Completed April 2017 registered direct offering to Matrix Capital Management Company, LP, which combined with March 2017 public offering, raised total net proceeds of $103.2 million;

•                  Initiated AFP SPEAR T-cell therapy clinical trial in hepatocellular carcinoma;

•                  Initiated MAGE-A4 SPEAR T-cell therapy clinical trial in urothelial (bladder), melanoma, head & neck, ovarian, non-small cell lung cancer (NSCLC), esophageal, and gastric cancers;

•                  Initiated clinical trial of NY-ESO SPEAR T-cells in combination with KEYTRUDA® (pembrolizumab), an anti-PD-1 inhibitor marketed by Merck & Co., Inc., Kenilworth, NJ, USA (known as MSD outside the US and Canada), in patients with multiple myeloma;

•                  Presented data during an oral presentation at ASCO from ongoing study of NY-ESO SPEAR T-cells in synovial sarcoma indicating that:

•                  Initial anti-tumor activity observed in all ongoing cohorts including low expressors of NY-ESO

•                  Fludarabine appears to be an important component of the lymphodepletion regimen

•                  NY-ESO continues to be generally well-tolerated:

•                  All reported events of cytokine release syndrome resolved, and the majority of events were Grade 1 or 2

•                  There were no reported events of seizure, cerebral edema, or encephalopathy

•                  Survival and response data in Cohort 1 (non-modified fludarabine / cyclophosphamide [“Flu/Cy”] lymphodepletion regimen) continue to be promising (data cutoff March 30, 2017):

•                  Of the 12 patients treated, 5 remain alive with a median predicted overall survival of 120 weeks (~28 months), and 6 responses were observed

•                  10 patients received the target dose of 1 billion transduced NY-ESO SPEAR T-cells, and the median predicted overall survival for those patients is 159 weeks (~37 months)

Financial Results for the Three Months ended June 30, 2017

•                  Cash / liquidity position: As of June 30, 2017, Adaptimmune had cash and cash equivalents of $122.0 million and Total Liquidity(1) of $220.0 million.

•                  Revenue: Revenue represents the upfront and milestone payments, which are recognized over the period the Company delivers services to GSK. Revenue for the three months ended June 30, 2017 was $3.5 million. The increase in revenue is due to the revenue in the three months ended June 30, 2016 being adversely impacted by a change in estimate of the period over which revenue is being recognized, which reduced revenue in that quarter by $2.8 million.

•                  Research and development (“R&D”) expenses: R&D expenses for the three months ended June 30, 2017 were $19.6 million, compared to $16.9 million for the same period of 2016. The increase was primarily due to increased costs associated with clinical trials; costs of developing manufacturing capability in the Company’s U.S. facility and increased personnel expenses.

•                  General and administrative (“G&A”) expenses: G&A expenses for the three months ended June 30, 2017 were $7.7 million, compared to $6.2 million for the same period of 2016. The increase was primarily due to increased personnel costs consistent with our planned growth.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three months ended June 30, 2017 was $20.2 million ($(0.04) per ordinary share or $(0.24) per American Depositary Share (“ADS”) compared to $22.1 million ($(0.05) per ordinary share or $(0.31) per ADS) in the same period of 2016.

Financial Guidance

The Company believes that its existing cash and cash equivalents, short-term deposits and marketable securities will fund the Company’s current operating plan through to late 2019.

Conference Call Information

The Company will not be holding a conference call this quarter.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune has a number of proprietary clinical programs, and is also developing its NY-ESO SPEAR T-cell program under a strategic collaboration and licensing agreement with GlaxoSmithKline. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

(1)  Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 10, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity is the total of cash and cash equivalents, short-term deposits and marketable securities. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the Consolidated Financial Statements, which reconciles to Total Liquidity as follows:

(in thousands) (unaudited)	June 30, 2017	December 31, 2016
Cash and cash equivalents	$121,998	$158,779
Short-term deposits	18,000	22,694
Marketable securities	80,023	—
Total Liquidity	$220,021	$181,473

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Investor Relations

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Cell: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue	$3,521	$328	$6,378	$3,246
Operating expenses
Research and development(1)	(19,591)	(16,856)	(38,206)	(31,332)
General and administrative(1)	(7,710)	(6,172)	(14,173)	(11,439)
Total operating expenses	(27,301)	(23,028)	(52,379)	(42,771)
Operating loss	(23,780)	(22,700)	(46,001)	(39,525)
Interest income	512	291	752	550
Interest expense	(6)	—	(6)	—
Other income, net	3,224	607	3,654	1,656
Loss before income taxes	(20,050)	(21,802)	(41,601)	(37,319)
Income taxes	(165)	(293)	(396)	(352)
Net loss attributable to ordinary shareholders	$(20,215)	$(22,095)	$(41,997)	$(37,671)

Net loss per ordinary share basic and diluted	$(0.04)	$(0.05)	$(0.09)	$(0.09)

Weighted average shares outstanding, basic and diluted(2)	556,776,430	424,711,900	493,392,465	424,711,900

(1) Certain costs have been reclassified in prior periods to conform to the current period presentation.  The net effect is to reduce G&A and increase R&D by $637,000 and $1,225,000 in the three and six months ended June 30, 2016, respectively.

(2) The effect of 67,082,914 and 46,127,274 share options, which are potentially dilutive equity instruments, have been excluded from the diluted loss per share calculation for the three months ended June 30, 2017 and 2016, respectively, because they would have an antidilutive effect on the loss per share for the period.

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$121,998	$158,779
Short-term deposits	18,000	22,694
Marketable securities - available for sale debt securities	80,023	—
Accounts receivable, net of allowance for doubtful accounts of $- and $-	1,406	1,480
Other current assets and prepaid expenses (including current portion of clinical materials)	16,317	15,798
Total current assets	237,744	198,751

Restricted cash	4,156	4,017
Clinical materials	2,026	2,580
Property, plant and equipment, net	38,922	27,899
Intangibles, net	1,431	1,268
Total assets	284,279	234,515

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	4,577	11,350
Accrued expenses and other accrued liabilities	13,372	17,528
Deferred revenue	12,304	11,392
Total current liabilities	30,253	40,270

Deferred revenue, non-current	20,754	24,962
Other liabilities, non-current	3,777	3,141

Total liabilities	54,784	68,373

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 703,103,126 authorized and 561,103,126 issued and outstanding (2016: 574,711,900 authorized and 424,775,092 issued and outstanding)	853	683
Additional paid in capital	448,985	341,200
Accumulated other comprehensive loss	(16,854)	(14,249)
Accumulated deficit	(203,489)	(161,492)
Total stockholders’ equity	229,495	166,142

Total liabilities and stockholders’ equity	$284,279	$234,515

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(41,997)	$(37,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,023	1,512
Amortization	159	82
Share-based compensation expense	4,757	4,541
Loss on disposal of property, plant and equipment	194	—
Unrealized foreign exchange gains	(3,206)	(2,004)
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	2,301	601
(Increase) decrease in non-current operating assets	(554)	2,041
Decrease in payables and deferred revenue	(10,125)	(4,274)
Net cash used in operating activities	(46,448)	(35,172)

Cash flows from investing activities
Acquisition of property, plant and equipment	(21,188)	(2,910)
Acquisition of intangibles	(266)	(861)
Proceeds from disposal of property, plant and equipment	550	—
Maturity of short-term deposits	22,857	41,661
Investment in short-term deposits	(18,000)	(42,837)
Investment in marketable securities	(79,774)	—
Net cash used in investing activities	(95,821)	(4,947)

Cash flows from financing activities
Proceeds from issuance of common stock, after offering expenses of $4,774	103,167	—
Proceeds from exercise of stock options	31
Net cash provided by financing activities	103,198	—

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	2,290	(3,529)
Net decrease in cash and cash equivalents	(36,642)	(43,648)
Cash, cash equivalents and restricted cash at start of period	162,796	198,771
Cash, cash equivalents and restricted cash at end of period	$126,154	$155,123